Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-4, of our report dated November 6, 2020, relating to the balance sheet of CC Neuberger Principal Holdings I as of June 30, 2020, and the related statements of operations, changes in shareholders’ equity and cash flows for the period from January 14, 2020 (inception) through June 30, 2020, appearing in the proxy statement/prospectus, which is a part of this Registration Statement, and to the reference to our Firm under the caption “Experts” in the Registration Statement.

/s/ WithumSmith+Brown, PC

New York, New York
November 6, 2020